Exhibit 99.B.d.(viii)

SECOND AMENDMENT TO AMENDED AND RESTATED

INVESTMENT MANAGEMENT AGREEMENT

The Amended and Restated Investment Management Agreement between HL Investment Advisors, LLC (“HL Advisors”) and Hartford Series Fund, Inc. dated as of August 28, 2002, and applicable to Hartford Focus HLS Fund, et al. (the “Agreement”), is hereby further amended  as follows, in order to reflect a reduction in management fees for Hartford Focus HLS Fund:

Effective March 30, 2007, Attachment B is restated as attached hereto:

HL INVESTMENT ADVISORS, LLC		HARTFORD SERIES FUND, INC. on behalf of: Hartford Focus HLS Fund

By:	/s/ John C. Walters	By:	/s/ Robert Arena
	John C. Walters		Robert Arena
	Executive Vice President		Vice President

ATTACHMENT B

The advisory fee shall be accrued daily and paid monthly, based upon the following annual rates and upon the calculated daily net asset value of the Portfolio:

Focus HLS Fund

Net Asset Value	Annual Rate
First $250,000,000	0.600%
Next $250,000,000	0.550%
Amount Over $500 Million	0.500%

Global Leaders HLS Fund, Growth and Income HLS Fund

Net Asset Value	Annual Rate
First $250,000,000	0.575%
Next $250,000,000	0.525%
Next $500,000,000	0.475%
Amount Over $1 Billion	0.425%

High Yield HLS Fund

Net Asset Value	Annual Rate
First $250,000,000	0.575%
Next $250,000,000	0.525%
Next $500,000,000	0.475%
Next $4 Billion	0.425%
Next $5 Billion	0.405%
Amount Over $10 Billion	0.395%

Value HLS Fund, Growth HLS Fund and MidCap Value HLS Fund

Net Asset Value	Annual Rate
First $250,000,000	0.625%
Next $250,000,000	0.575%
Next $500,000,000	0.525%
Amount Over $1 billion	0.475%

Global Communications HLS Fund, Global Financial Services HLS Fund, Global Health HLS Fund, Global Technology HLS Fund, International Capital Appreciation HLS Fund, International Small Company HLS Fund

Net Asset Value	Annual Rate
First $250 million	0.575%
Next $250 million	0.525%
Next $500 million	0.475%
Over $1 billion	0.425%

Effective:  March 30, 2007